SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2004

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 741-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

Vignette Corporation (the “Company”) initially filed a Current Report on Form 8-K on October 18, 2004 to report that the Board of Directors of the Company had authorized the Company to effect job reductions under a plan as described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 Accounting for Costs Associated with Exit or Disposal Activities.

On October 4, 2004, the Company announced preliminary financial results for the third quarter of 2004, which were below the range the company had earlier anticipated. Subsequently, the Board of Directors and senior management of Vignette authorized the plan referenced above to reduce costs. The plan, which is being implemented over a period of several weeks beginning October 15, 2004, includes a worldwide headcount reduction of approximately 120 personnel including consolidating its software development activities currently in Boston, Massachusetts and San Francisco, California, into the Company’s other existing development facilities.

At the time of the initial filing, the Company had not finalized the details of its plan and analysis and consequently was unable in good faith to make the cost estimates required to be disclosed. As of today’s date, management considers the details of its plan are sufficient to allow a cost estimate. Charges to be incurred over the fourth quarter of 2004 and first quarter of 2005 are expected in the amount of approximately $2.5 million for employee severance and approximately $5.5 million for real estate. Future cash expenditures associated with this action are expected to continue through 2011. These are management’s best estimates based on currently available information and are subject to change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

Date: November 8, 2004	By:	/s/ Thomas E. Hogan
Thomas E. Hogan
President and Chief Executive Officer